Exhibit 5.1





                                                          November 4, 1997




Big Flower Holdings, Inc.,
   3 East 54th Street,
       New York, New York  10022.

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 3,484,114 shares (the "Securities") of Common Stock, par value $0.01 per share, of Big Flower Holdings, Inc., a Delaware corporation (the "Company"), and related preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of November 28, 1995 (the "Rights Agreement"), between the Company and the Bank of New York, as Rights Agent (the "Rights Agent"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

                  (1) When the Registration Statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's certificate of incor-poration so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or


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Big Flower Holdings, Inc.                                                   -2-



         restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Company's Restated 1993 Stock Award and Incentive Plan (the "Plan") under which the Securities are to be issued, the Securities will be validly issued, fully paid and non-assessable.

                  (2) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its shareholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued and sold as contemplated by the Registration Statement and the Plan, the Rights attributable to the Securities will be validly issued.

         In connection with our opinion set forth in paragraph (2) above, we note that the question of whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


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Big Flower Holdings, Inc.                                                  -3-



         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,


                                                     /s/ SULLIVAN & CROMWELL